Exhibit 99.1

Garmin reports first quarter revenue and profit growth

Schaffhausen, Switzerland / May 1, 2019/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the first quarter ended March 30, 2019.

Highlights for the first quarter 2019 include:

●	Record first quarter revenue of $766 million, an 8% increase, with marine, aviation, fitness and outdoor collectively increasing 12% over the prior year quarter

●	Gross margin of 59.0% compared to 60.0% in the prior year quarter

●	Operating margin of 19.8% compared to 20.0% in the prior year quarter

●	Operating income of $151 million, increasing 6% over the prior year quarter

●	GAAP diluted EPS was $0.74 and pro forma diluted EPS(1) was $0.73, increasing 7% over the prior year quarter

●	Selected by BMW AG as their lead design and production partner of infotainment modules for the BMW Group, validating Garmin as a tier 1 supplier to the world’s most respected brands

●	Announced the certification of the G3X Touch cockpit display system for installation in nearly 500 models of single engine piston aircraft

●	Named Supplier of the Year by OEM customers and industry groups in both Aviation and Marine, confirming our commitment to quality products and customer service

●	Introduced MARQ TM, a collection of five premium smart tool watches inspired by our heritage in the aviation, automotive, marine, outdoor and sport markets

●	Recently announced that Garmin was recognized by Forbes as one of the top five America’s Best Employers in 2019

(in thousands,	13-Weeks Ended
except per share data)	March 30,	March 31,	Yr over Yr
	2019	2018	Change
Net sales	$766,050	$710,872	8%
Marine	133,968	113,554	18%
Aviation	170,776	145,713	17%
Fitness	180,256	166,035	9%
Outdoor	154,051	144,258	7%
Auto	126,999	141,312	-10%

Gross margin %	59.0%	60.0%

Operating income %	19.8%	20.0%

GAAP diluted EPS	$0.74	$0.68	9%
Pro forma diluted EPS (1)	$0.73	$0.68	7%

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Revenue and profit grew, led by strong double-digit growth in marine, aviation, fitness, and outdoor on a combined basis,” said Cliff Pemble, president and chief executive officer of Garmin Ltd. “We are optimistic as we enter the important mid-year selling season. Our product portfolio is very strong, bolstered by recent introductions, with more to come throughout the remainder of the year.”

Marine:

Revenue from the marine segment grew 18% in the quarter driven by strong demand for our chartplotters and Panoptix TM LiveScope sonars. Gross and operating margin were 58% and 19%, respectively. We recently introduced the ECHOMAP TM Ultra series, combining built-in Panoptix LiveScope support with new mapping content. During the quarter, we were named 2018 Supplier of the Year by Independent Boat Builders, Inc.

Aviation:

Revenue in the aviation segment grew 17% in the quarter with contributions from both the aftermarket and OEM categories. Gross and operating margin remained strong at 75% and 34%, respectively. Aftermarket systems and ADS-B solutions contributed to our positive results and we continue to introduce new compelling products such as the GNXTM 375, GTXTM 335D and GTXTM 345D ahead of the ADS-B mandate deadline. During the quarter we delivered the G1000® NXi display system update for the Citation Mustang, which was the first jet platform to adopt the G1000. Also, we were named the Electrical Systems Best Supplier of the Year by Embraer, recognizing our achievement in designing and manufacturing state-of-the-art flight deck systems.

Fitness:

Revenue from the fitness segment grew 9% in the quarter driven by strength in wearables. Gross and operating margin were 50% and 10%, respectively. The decline in gross margin is primarily due to lower selling prices and product mix. We recently closed on our acquisition of Tacx, expanding our reach into the indoor cycling and training market. We also recently introduced a full refresh of our running watches with the Forerunner® 45, Forerunner 245 and Forerunner 945, providing both smart watch features and enhanced running dynamics for all runners. We also announced the availability of our first Menstrual Cycle Tracking feature for Garmin ConnectTM. This feature will help women make the connection between their current cycle phase, physical and emotional symptoms and their overall wellbeing.

Outdoor:

Revenue from the outdoor segment grew 7% in the quarter with contributions from multiple product categories. Gross and operating margin were 63% and 27%, respectively. During the quarter, we introduced MARQ, a collection of lifestyle inspired watches reflecting our strong heritage as an active lifestyles company. Also, we launched the Approach® S40, a stylish golf watch featuring a color touch screen display and smartwatch capabilities.

Auto:

The auto segment declined 10% in the quarter, primarily due to the ongoing PND market contraction somewhat offset by growth in certain specialty product lines. Gross and operating margins improved to 45% and 6%, respectively. During the quarter we launched the BCTM 40, an easy to install wireless back-up camera providing drivers a wide and clear view behind the vehicle, which encourages a safer driving experience. Also, we secured a new automotive OEM contract with BMW AG as the lead design and production partner of infotainment modules for the BMW Group.

Additional Financial Information:

Total operating expenses in the quarter were $300 million, a 6% increase from the prior year. Research and development increased 3%, primarily due to engineering personnel costs. Selling, general and administrative expenses increased 8%, primarily due to increased legal related costs and personnel costs. Advertising increased 9%, driven primarily by higher spend in the outdoor and marine segments.

The effective tax rate in the first quarter of 2019 was 15.7% compared to 16.0% in the prior year quarter.

In the first quarter of 2019, we generated over $134 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We ended the quarter with cash and marketable securities of approximately $2.7 billion.

As announced in February 2019, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 7, 2019 a cash dividend in the total amount of $2.28 per share (subject to adjustment if the Swiss Franc weakens more than 35% relative to the USD), payable in four equal installments on dates to be approved by the Board.

2019 Guidance:

We are maintaining our 2019 guidance for consolidated revenue of approximately $3.5 billion and pro forma EPS of $3.70 (see attachment for reconciliation of this non-GAAP measure).

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, May 1, 2019 at 10:30 a.m. Eastern

Where:	http://www.garmin.com/en-US/company/investors/events/

How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until May 8, 2020 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, currency movements, expenses, pricing, new products to be introduced in 2019, statements relating to possible future dividends and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 29, 2018 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2018 Form 10-K can be downloaded from https://www.garmin.com/en-US/company/investors/sec/form-10-K/.

Non-GAAP Financial Measures

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company’s use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, ECHOMAP, GNX, GTX, Garmin Connect, MARQ, PanoptixS and BC, are trademarks of Garmin Ltd. or its subsidiaries.; G1000, Forerunner, and Approach are trademarks of Garmin Ltd. or its subsidiaries, and are registered in one or more countries, including the U.S. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Carly Hysell
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended
	March 30,	March 31,
	2019	2018
Net sales	$766,050	$710,872

Cost of goods sold	314,352	284,337

Gross profit	451,698	426,535

Advertising expense	27,615	25,311
Selling, general and administrative expense	126,781	117,065
Research and development expense	145,919	141,957
Total operating expense	300,315	284,333

Operating income	151,383	142,202

Other income:
Interest income	13,704	10,227
Foreign currency gains	314	816
Other income	864	735
Total other income	14,882	11,778

Income before income taxes	166,265	153,980

Income tax provision	26,092	24,606

Net income	$140,173	$129,374

Net income per share:
Basic	$0.74	$0.69
Diluted	$0.74	$0.68

Weighted average common
shares outstanding:
Basic	189,601	188,322
Diluted	190,599	189,292

See accompanying notes.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except per share information)

	March 30,	December 29,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$1,115,951	$1,201,732
Marketable securities	197,385	182,989
Accounts receivable, net	453,069	569,833
Inventories	598,387	561,840
Deferred costs	27,567	28,462
Prepaid expenses and other current assets	119,778	120,512
Total current assets	2,512,137	2,665,368

Property and equipment, net	672,299	663,527
Operating lease right-of-use assets	54,978	—

Restricted cash	148	73
Marketable securities	1,337,771	1,330,123
Deferred income taxes	170,935	176,959
Noncurrent deferred costs	28,428	29,473
Intangible assets, net	411,162	417,080
Other assets	92,287	100,255
Total assets	$5,280,145	$5,382,858

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$170,474	$204,985
Salaries and benefits payable	95,881	113,087
Accrued warranty costs	35,042	38,276
Accrued sales program costs	54,597	90,388
Deferred revenue	93,653	96,372
Accrued royalty costs	16,768	24,646
Accrued advertising expense	18,263	31,657
Other accrued expenses	81,919	69,777
Income taxes payable	55,929	51,642
Dividend payable	—	200,483
Total current liabilities	622,526	921,313

Deferred income taxes	98,959	92,944
Noncurrent income taxes	127,339	127,211
Noncurrent deferred revenue	72,531	76,566
Noncurrent operating lease liabilities	43,277	—
Other liabilities	227	1,850

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 189,847 shares outstanding at March 30, 2019 and 189,461 shares outstanding at December 29, 2018	17,979	17,979
Additional paid-in capital	1,810,196	1,823,638
Treasury stock	(381,815)	(397,692)
Retained earnings	2,850,588	2,710,619
Accumulated other comprehensive income	18,338	8,430
Total stockholders’ equity	4,315,286	4,162,974
Total liabilities and stockholders’ equity	$5,280,145	$5,382,858

See accompanying notes.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	13-Weeks Ended
	March 30,	March 31,
	2019	2018
Operating activities:
Net income	$140,173	$129,374
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	16,832	16,014
Amortization	7,179	7,132
Loss (gain) on sale or disposal of property and equipment	227	(15)
Provision for doubtful accounts	408	57
Provision for obsolete and slow moving inventories	7,579	3,959
Unrealized foreign currency loss (gain)	3,124	(517)
Deferred income taxes	9,105	416
Stock compensation expense	15,129	13,440
Realized losses on marketable securities	60	196
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	112,488	187,693
Inventories	(46,646)	(26,455)
Other current and non-current assets	2,930	9,037
Accounts payable	(32,786)	(36,708)
Other current and non-current liabilities	(76,030)	(99,935)
Deferred revenue	(6,744)	(8,368)
Deferred costs	1,938	1,807
Income taxes payable	9,616	17,063
Net cash provided by operating activities	164,582	214,190

Investing activities:
Purchases of property and equipment	(30,094)	(26,336)
Proceeds from sale of property and equipment	47	121
Purchase of intangible assets	(413)	(1,622)
Purchase of marketable securities	(83,068)	(140,623)
Redemption of marketable securities	80,907	65,253
Acquisitions, net of cash acquired	—	(9,417)
Net cash used in investing activities	(32,621)	(112,624)

Financing activities:
Dividends	(200,687)	(96,146)
Proceeds from issuance of treasury stock related to equity awards	—	1,926
Purchase of treasury stock related to equity awards	(12,694)	(6,562)
Net cash used in financing activities	(213,381)	(100,782)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4,286)	6,717

Net (decrease) increase in cash, cash equivalents, and restricted cash	(85,706)	7,501
Cash, cash equivalents, and restricted cash at beginning of period	1,201,805	891,759
Cash, cash equivalents, and restricted cash at end of period	$1,116,099	$899,260

See accompanying notes.

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit and Operating Income by Segment (Unaudited)

(in thousands)

	Reportable Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended March 30, 2019

Net sales	$154,051	$180,256	$133,968	$126,999	$170,776	$766,050
Gross profit	97,488	90,835	78,055	57,337	127,983	451,698
Operating income	41,953	18,126	25,473	8,213	57,618	151,383

13-Weeks Ended March 31, 2018

Net sales	$144,258	$166,035	$113,554	$141,312	$145,713	$710,872
Gross profit	93,285	96,601	66,683	61,012	108,954	426,535
Operating income	43,822	33,374	13,131	3,468	48,407	142,202

In the first quarter of fiscal 2019, the methodology used to allocate certain selling, general, and administrative expenses to the segments was refined. The Company’s composition of segments did not change. Prior year amounts are presented above as they were originally reported. For comparative purposes, we estimate segment operating income for the 13 weeks ended March 31, 2018 would have been approximately $4 million less for the aviation segment, approximately $4 million more for the marine segment, and not significantly different for the outdoor, fitness, and auto segments. Also, we estimate segment operating income for the 52 weeks ended December 29, 2018 would have been approximately $18 million less for the aviation segment, approximately $11 million more for the marine segment, approximately $7 million more for the outdoor segment, and not significantly different for the fitness and auto segments.

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

(In thousands)

	13-Weeks Ended
	March 30,	March 31,	Yr over Yr
	2019	2018	Change
Net sales	$766,050	$710,872	8%
Americas	379,456	345,975	10%
EMEA	260,021	245,912	6%
APAC	126,573	118,985	6%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, pro forma effective tax rate and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors’ consistent comparison between periods. In the first quarter 2019 and 2018, there were no such discrete tax items identified. The net release of uncertain tax position reserves, amounting to approximately $4.4 million and $3.5 million in the first quarter 2019 and 2018, respectively, have not been included as pro forma adjustments in the above presentation of pro forma income tax provision as such items tend to be more recurring in nature.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

Garmin Ltd. And Subsidiaries Pro Forma Net Income (Earnings) Per Share (in thousands, except per share information)

	13-Weeks Ended
	March 30,	March 31,
	2019	2018

Net income (GAAP)	$140,173	$129,374
Foreign currency gains / losses(1)	(314)	(816)
Tax effect of foreign currency gains / losses(2)	49	130
Net income (Pro Forma)	$139,908	$128,688

Net income per share (GAAP):
Basic	$0.74	$0.69
Diluted	$0.74	$0.68

Net income per share (Pro Forma):
Basic	$0.74	$0.68
Diluted	$0.73	$0.68

Weighted average common shares outstanding:
Basic	189,601	188,322
Diluted	190,599	189,292

(1) The majority of the Company’s consolidated foreign currency gains and losses are driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the effective tax rate of 15.7% and 16.0% for the first quarter ended March 30, 2019 and March 31, 2018, respectively.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

Garmin Ltd. And Subsidiaries Free Cash Flow (in thousands)

	13-Weeks Ended
	March 30,	March 31,
	2019	2018

Net cash provided by operating activities	$164,582	$214,190
Less: purchases of property and equipment	(30,094)	(26,336)
Free Cash Flow	$134,488	$187,854

Forward-looking Financial Measures

The forward-looking financial measures in our 2019 guidance provided above do not consider the potential effect of certain discrete tax items, foreign currency exchange gains and losses, and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above. At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2019, reasonably estimate such foreign currency gains and losses, or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures. The impact of EPS of foreign currency gains and losses, net of tax effects, was $0.01 for the 13-weeks ended March 30, 2019.